Update on Deposit Trends, Liquidity, and Capital 3/13/2023 Exhibit 99.1

This presentation contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements that we may make include statements regarding our expectations of our performance and financial condition, balance sheet and revenue growth, the provision for credit losses, capital levels, deposits, investment portfolio, other sources of liquidity, loan growth expectations, management’s predictions about charge-offs for loans, the impact of the COVID-19 pandemic on the economy and our operations, the impacts related to Russia’s military action in Ukraine, Federal Reserve action with respect to interest rates, the adequacy of our enterprise risk management framework, potential claims, damages, penalties, fines and reputational damage resulting from pending or future litigation, regulatory proceedings and enforcement actions; the ongoing impact of future business combinations on our performance and financial condition, including our ability to successfully integrate the businesses, success of revenue-generating and cost reduction initiatives, the effectiveness of derivative financial instruments and hedging activities to manage risks, projected tax rates, increased cybersecurity risks, including potential business disruptions or financial losses, the adequacy of our internal controls over financial reporting, the financial impact of regulatory requirements and tax reform legislation, the impact of the change in the reference rate reform, deposit trends, credit quality trends, the impact of natural or man-made disasters, the impact of PPP loans and forgiveness on our results, the impact of current and future economic conditions, including the effects of declines in the real estate market, high unemployment, inflationary pressures, elevated interest rates and slowdowns in economic growth, as well as the financial stress on borrowers as a result of the foregoing, net interest margin trends, future expense levels, future profitability, improvements in expense to revenue (efficiency) ratio, purchase accounting impacts, accretion levels and expected returns. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “forecast,” “goals,” “targets,” “initiatives,” “focus,” “potentially,” “probably,” “projects,” “outlook," or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. Forward-looking statements are subject to significant risks and uncertainties. Any forward-looking statement made in this release is subject to the safe harbor protections set forth in the Private Securities Litigation Reform Act of 1995. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and in other periodic reports that we file with the SEC. Important cautionary statement about forward-looking statements HNCOCK WHITNEY 2

Deposit and NIM Trends

EOP Deposits Mix (%)



100%
80%
60%
40%
20%
0%
% of Total Deposits

	4Q19	4Q20	4Q21	4Q22	Feb-23
Time Deposits	11.84%	6.68%	3.71%	5.00%	7.42%
IB Public Funds	14.13%	11.68%	10.81%	11.16%	10.61%
IB Transaction & Savings	37.16%	37.60%	38.24%	36.90%	36.95%
DDA	36.87%	44.04%	47.24%	46.94%	45.02%

EOP Deposits Mix ($)



35.00
30.00
25.00
20.00
15.00
10.00
5.00
-
$ in Billions

	4Q19	4Q20	4Q21	4Q22	Feb-23
Time Deposits	2.82	1.85	1.13	1.45	2.14
IB Public Funds	3.36	3.23	3.29	3.24	3.07
IB Transaction & Savings	8.85	10.41	11.65	10.73	10.69
DDA	8.78	12.20	14.39	13.65	13.02



6.00%
5.00%
4.00%
3.00%
2.00%
1.00%
0.00%
Yield / Cost
4.00%
3.60%
3.20%
2.80%
2.40%
2.00%
1.60%
NIM

	4Q19	4Q20	4Q21	4Q22	QTD Feb-23
Loan Yield	4.69%	3.99%	3.83%	5.12%	5.51%
Securities Yield	2.56%	2.23%	1.86%	2.29%	2.34%
Cost of Deposits	0.71%	0.18%	0.06%	0.50%	0.92%
Cost of Funds	0.76%	0.25%	0.11%	0.62%	1.08%
NIM	3.43%	3.22%	2.80%	3.68%	3.53%

- Liquidity levels strong with February EOP loan to deposit ratio virtually unchanged from year-end 2022 at 79.8% and noninterest bearing demand deposit account ("DDA") mix of over 45%; securities portfolio cash flow further support liquidity needs
- Total deposits of $28.9 billion at February 28, 2023, down less than 1% from year-end 2022
- Decline in DDA driven by re-mix to interest bearing time deposits mainly related to the higher rate environment; DDA mix remains well above pre-pandemic level
- Previous PPNR (te) guidance of 13% to 18% over 2022 levels under pressure and will be re-evaluated on 1Q23 Earnings Call

3

HANCOCK WHITNEY

At February 28, 2023 $ in millions Total Available Amount Used Net Availability Internal Sources       Free Securities and other $ 4,086 $ – $ 4,086 External Sources     FHLB 6,290 1,700 4,590 FRB 3,387 – 3,387 Brokered Deposits 4,338 9 4,329 Other 1,459 – 1,459 Total Liquidity $ 19,560 $ 1,709 $ 17,851 Strong Liquidity; $17.9 Billion in Available Sources

February 28, 2023 CET1 ratio estimated at 11.59%, up 18 bps from year-end 2022 TCE ratio 7.17% at February 28, 2023, up 8 bps compared to year-end 2022 No shares repurchased under new authorization Securities portfolio remains well-positioned for rising rates 69% AFS/31% HTM at 2/28/23 Unrealized net loss on AFS portfolio of $764.9 million and $754.2 million at February 28, 2023 and December 31, 2022, respectively Market value of FV hedges impacting unrealized net losses on AFS portfolio was $25.5 million and $43.6 million at February 28, 2023 and December 31, 2022, respectively Will continue to manage capital in the best interests of the Company and our shareholders; our priorities are: Organic growth Dividends Buybacks M&A Tangible Common Equity Ratio Leverage (Tier 1) Ratio CET1 Ratio and Tier 1 Risked-Based Capital Ratio Total Risk-Based Capital Ratio February 28, 2023 7.17% 9.56%(e) 11.59%(e) 13.24%(e) December 31, 2022 7.09% 9.53% 11.41% 12.97% December 31, 2021 7.71% 8.25% 11.09% 12.84% December 31, 2020 7.64% 7.88% 10.61% 13.22% December 31, 2019 8.45% 8.76% 10.50% 11.90% (e) Estimated for most recent period-end Capital Rebuild Continues After 1H20 De-Risking Activities TCE ratio 7.64%, up 11 bps LQ (7.99% excluding PPP loans) Tangible net earnings +34 bps Change in tangible assets/additional excess liquidity -10 bps Dividends -7 bps Change in OCI & other -6 bps CET1 ratio 10.70%, up 40 bps linked-quarter Intend to pay quarterly dividend in consultation with examiners; board reviews dividend policy quarterly Buybacks on hold Tangible Common Equity Ratio Leverage (Tier 1) Ratio CET1 Ratio and Tier 1 Risked-Based Capital Ratio Total Risk-Based Capital Ratio December 31, 2020 7.64% 7.87%(e) 10.70%(e) 13.31%(e) September 30, 2020 7.53% 7.70% 10.30% 12.92% June 30, 2020 7.33% 7.37% 9.78% 12.36% March 31, 2020 8.00% 8.40% 10.02% 11.87% December 31, 2019 8.45% 8.76% 10.50% 11.90% (e) Estimated for most recent period-end; effective March 31, 2020 regulatory capital ratios reflect the election to use the five-year CECL transition rules Company Remains in a Solid Capital Position